                                                                     EXHIBIT 2.4

                                ESCROW AGREEMENT


            This Escrow Agreement (this or the "Agreement") is made and entered into as of March 2, 1998 by and among SRS Labs, Inc., a Delaware corporation ("SRS"), Thomrose Holdings (BVI) Limited ("Thomrose"), Cape Spencer International Limited ("Cape") and Rayfa (BVI) Limited ("Rayfa"), the former shareholders of Valence Technology Inc., a British Virgin Islands company ("Valence"), Thomas Wah Tong Wan, as the Shareholders' Representative, and Harris Trust Company of California (the "Escrow Holder"). For purposes of this Agreement, unless otherwise specified, Thomrose, Cape and Rayfa shall be referred to as the "Shareholders."


                                     RECITAL


            Pursuant to a certain Stock Purchase Agreement (the "Stock Purchase Agreement") dated February 24, 1998 by and among SRS, Valence, the Shareholders and Anki (BVI) Limited, SRS is acquiring all of the capital stock of Valence held by the Shareholders in exchange for U.S. $13,500,000, payable U.S. $1,394,222.40 cash and the remainder in shares of the voting common stock, $.001 par value, of SRS (the "SRS Stock"). This Agreement is being entered into pursuant to Section 1.2(c) of the Stock Purchase Agreement for the purpose of securing for SRS certain obligations of the Shareholders under the Stock Purchase Agreement.

            NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and adequacy of which is acknowledged by each party, it is agreed as follows:


1.    ESCROW DEPOSIT

      1.1 Simultaneously with the execution and delivery of this Agreement, each of the Shareholders is delivering to the Escrow Holder a stock certificate, or certificates, registered in the name of the Shareholder representing its beneficial ownership of the number of shares of SRS Stock set forth after the name of such Shareholder on Schedule A attached hereto and incorporated herein, together with a stock power duly executed in blank. The Escrow Holder hereby acknowledges receipt of such certificates and stock powers.

      1.2 As used herein, the term "Escrow Deposit" means (a) the aggregate shares being delivered to the Escrow Holder as described in Section 1.1 hereof and (b) all distributions received by the Escrow Holder pursuant to Section 1.3 hereof.

      1.3 The Shareholders hereby authorize delivery directly to the Escrow Holder (and agree that they will deliver to the Escrow Holder if they shall first receive the same) to be held as part of the Escrow Deposit hereunder, all dividends in the form of cash, stock or other securities and other distributions on or with respect to the SRS Stock held in the Escrow Deposit. All cash distributions shall be held by the Escrow Holder in an interest bearing account.

      1.4 While the Escrow Deposit is held in escrow hereunder, the Shareholders will have all rights, including voting rights, with respect thereto except (a) the right to receive dividends and cash distributions, if any, as set forth in Section 1.3, and (b) the right of possession.

      1.5 All transfers by the Escrow Holder of any portion of the Escrow Deposit to SRS in accordance with the provisions of this Agreement shall be drawn (a) from the respective interests of the Shareholders in the Escrow Deposit set forth on Schedule A for Claims relating to a breach of a representation and warranty under Article 2 of the Stock Purchase Agreements (several not joint liability) and (b) from the respective interests of the Shareholders in the Escrow Deposit as set forth in Schedule A hereto in the manner specified by SRS (joint and several liability) for Claims relating to all other actions brought against SRS arising out of or related to the Stock Purchase Agreement. The Escrow Holder shall have no duty or obligation to calculate or verify any instruction made by SRS pursuant to this Section 1.5

2.    DELIVERY OF ESCROW DEPOSIT BY THE ESCROW HOLDER

      The Escrow Holder shall hold the Escrow Deposit in escrow until authorized hereunder to deliver the same or any portion thereof, as follows:

      2.1 Promptly after the expiration of a period of one year from the date hereof, the Escrow Holder shall deliver to the Shareholders, free and clear of any interest of SRS therein, all of the Escrow Deposit then held by the Escrow Holder, other than any portion of the Escrow Deposit asserted by SRS as then being held in respect of any claim or claims against the Shareholders arising out of or related to the Stock Purchase Agreement ("Claim(s)"), pursuant to
Section 2.2 hereof or then deliverable to SRS pursuant to Section 2.3 hereof.

      2.2 At any time during the one year period commencing from the date hereof, SRS may give written notice to the Escrow Holder that SRS is asserting a Claim against the Shareholders, and such notice shall constitute the assertion of such Claim by SRS against the Escrow Deposit held in escrow hereunder. Notice of a Claim given to the Escrow Holder pursuant to this Section 2.2 shall briefly set forth the basis of the Claim and, if then determinable by SRS, a reasonable estimate of the amount thereof and the number of shares of SRS Stock, valued in accordance with Section 3.2, to be retained in the Escrow Deposit to secure such Claim. If the estimated amount of a Claim is not set forth in the notice of the Claim given to the Escrow Holder, SRS will give a further notice to the Escrow Holder setting forth SRS' estimate of the amount of such Claim promptly after it is reasonably able to make such estimate. Promptly after receipt thereof, the Escrow Holder shall send to the Shareholders' Representative (referred to in Section 6.8 below) in the same manner as is provided for notices by Section 6.3 hereof, a copy of any notice received by the Escrow Holder pursuant to this
Section 2.2. Upon receipt by the Escrow Holder of any such notice of a Claim, the Escrow Holder shall hold in escrow hereunder that portion of the Escrow Deposit which, as set forth in SRS' notice, will be sufficient to pay such Claim and all other pending Claims hereunder (or shall hold in escrow hereunder the entire Escrow Deposit then in its possession if (a) notice from SRS of the estimated amount of any Claim has not been received by the Escrow Holder or (b) such notice has been so received for all pending Claims but in SRS' opinion the Escrow Deposit then in the Escrow Holder's possession will not be sufficient to pay the full amount, as estimated by SRS, of all of such Claims) until there has been a determination of all pending Claims in accordance with the provisions of
Section 3.1 hereof (a "Determination of a Claim"). If SRS does not give the Escrow Holder notice of the estimated amount of a Claim within 60 days following giving notice of a Claim, then the Escrow Holder shall not thereafter reserve any Escrow Deposit for such Claim and may distribute any Escrow Deposit that would otherwise be held for such claim upon the expiration of one year from the date hereof if no longer required to secure a Claim as to which it shall have received notice of the estimated amount.

      2.3 Promptly after the delivery to the Escrow Holder of notice of a Determination of a Claim in accordance with the provisions of Section 3.1(a) or
4.1 hereof (which notice shall be accompanied by a copy of any agreement, final arbitration award, or final court order, judgment, or decree evidencing such Determination), the Escrow Holder shall deliver to SRS, free and clear of any interest of the Shareholders therein, that portion of the Escrow Deposit having a value (determined in accordance with Section 3.2 hereof) equal to the amount, if any, of such Claim payable to SRS pursuant to such Determination together with any dividends received in cash or property with respect to such Escrow Deposit and any interest received thereon. If the value of the Escrow Deposit then held by the Escrow Holder is less than the amount, if any, of such Claim so payable, the Escrow Holder shall deliver to SRS all of the Escrow Deposit then held by it, free and clear of any interest of the Shareholders therein.

      2.4 If any Claim is asserted hereunder pursuant to Section 2.2 hereof that does not result in a Determination of a Claim during the one year period commencing from the date hereof, promptly after the Determination of such Claim and the delivery to SRS of the Escrow Deposit in respect thereof in accordance with Section 2.3 hereof, the Escrow Holder shall deliver to the Shareholders all of the Escrow Deposit remaining in escrow hereunder, free and clear of any interest of SRS therein.

3.    DETERMINATION OF CLAIMS; VALUATION OF ESCROW DEPOSIT

      3.1   The Determination of a Claim asserted hereunder pursuant to Section
2.2 hereof shall be made as follows:

            (a) The Claim shall be deemed to have resulted in a Determination in favor of SRS, and to have resulted in a liability of the Shareholders to SRS in an amount equal to the amount of such Claim estimated by SRS pursuant to Section 2.2 hereof, on the 60th calendar day after the Escrow Holder receives from SRS notice of the estimated amount of such Claim pursuant to Section 2.2 hereof, unless prior thereto the Escrow Holder has received written notice from the Shareholders' Representative that the Shareholders dispute the Claim. Such notice shall list all of the parties to the dispute. Promptly after receipt of any written notice from the Shareholders' Representative disputing any Claim, the Escrow Holder shall send SRS a copy of such notice.

            (b) If a Claim asserted hereunder is disputed by the Shareholders in the manner provided in Section 3.1(a) hereof, the Determination of such Claim shall be made in accordance with the provisions for the settlement of disputes contained in Section 4.1 hereof and shall be evidenced by the documentation referred to in such Section.

      3.2 To the extent that the Escrow Deposit consists of SRS Stock, the per share value of such shares for purposes of this Agreement shall be as follows:
(i) if such shares are then publicly traded on a national securities exchange or the Nasdaq National Market, the average of the high and low sales prices of such shares for each of the ten trading days prior to the date of delivery of all or a portion of the Escrow Deposit to SRS hereunder (the "Determination Date");
(ii) if such shares are then publicly traded in the over-the-counter market, the average of the mean between the bid and asked prices for such shares for the ten trading days prior to the determination, or (iii) if there is no public market for such shares, the value shall be deemed to be $7.2032 per share, unless otherwise agreed between the parties hereto. Any determination as to the value of the SRS Stock in the Escrow Deposit shall be calculated by SRS consistent with this Section 3.2 and acknowledged by the Shareholders' Representative and provided to the Escrow Holder in writing. The Escrow Holder shall have no duty or obligation to calculate or verify any such valuation provided to it.

4.    SETTLEMENT OF DISPUTES

      4.1 Any dispute that may arise under this Agreement solely between SRS and the Shareholders, and to which the Escrow Holder is not a party, with respect to (a) any Claim asserted by SRS pursuant to Section 2.2 hereof; (b) the delivery, ownership, or right to possession of the Escrow Deposit or any portion thereof; (c) the duties of the Escrow Holder hereunder; and (d) any other questions arising under this Agreement shall be settled by mutual agreement of the parties to such dispute (evidenced by appropriate instructions in writing to the Escrow Holder signed by all of the parties to such dispute) or by a binding and final arbitration award or by a final judgment, order, or decree of a court of competent jurisdiction in the United States of America (the time for appeal therefrom having expired and no appeal having been perfected). The Escrow Holder shall be under no duty to institute or defend any such proceedings and none of the costs and expenses of any such proceedings shall be borne by the Escrow Holder. Prior to the Determination of any dispute as provided in this Section 4.1, the Escrow Holder is authorized and directed to retain in its possession, without liability to anyone, the portion of the Escrow Deposit that is the subject of or involved in the dispute. Any final arbitration award or final judgment referred to above shall be accompanied by a legal opinion of counsel for the presenting party satisfactory to the Escrow Holder to the effect that said arbitration award or judgment is final and enforceable and is not subject to further appeal. The Escrow Holder shall act on such award or judgment and opinion without further question.

      4.2 Any arbitration proceedings hereunder shall be commenced by the delivery by any party to a dispute to the other(s) of written notice requesting arbitration. The matter shall be submitted to such disinterested arbitrator as shall be agreed upon by the parties to the dispute, which arbitrator shall determine the rules to govern the arbitration proceedings. Each party shall bear its own costs and expenses incurred by it in connection with the arbitration; all other costs, including arbitrators' fees and expenses, shall be borne equally by the parties. Notwithstanding the foregoing, if the arbitrator determines that one party acted unreasonably and not in good faith, the arbitrator shall have authority to assess the costs and expenses of the arbitration, including the arbitrator's fee and reasonable attorneys' fees, against that party. In the event the parties are unable to agree upon an arbitrator within ten (10) business days of the date a notice requesting arbitration is delivered, the arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). If arbitration is conducted pursuant to the rules of the AAA, then the controversy or claim shall be decided by a board of three (3) arbitrators. Each of SRS and the Shareholders shall select one (1) arbitrator within ten (10) business days of a demand for arbitration being made or, in the event of a party's failure to so select, an arbitrator shall be named for that party by the AAA. Within ten (10) business days of their selection, the two (2) arbitrators so selected shall select a third arbitrator from the National Panel of Arbitrators maintained by the AAA or as they otherwise shall agree. All arbitrators, however selected, shall possess such experience in, and knowledge of, the subject area of the controversy or claim so as to qualify as an "expert" with respect to such subject matter. (For example, any claim or controversy involving financial or accounting issues shall be decided by certified public accountants.) Any arbitration hearing shall be held in Orange County, California, unless the parties to the dispute agree otherwise. The governing law for the purposes of any arbitration arising hereunder shall be as set forth in Section 7.4 hereof. Any award rendered by arbitration shall be final and binding on the parties, and judgment thereon may be entered in any court of competent jurisdiction. Notwithstanding any arbitration rules to the contrary, the award of the arbitrator must be made no later than three (3) months following the date on which the arbitrator or arbitrators are appointed, unless the issue is the subject of litigation brought by a third party and the arbitrator deems it appropriate to defer his award until the litigation is resolved.

      4.3 The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of California, County of Orange, and/or the United States District Court for the Central District of California (Southern Division) for any actions, suits, controversies or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth above shall be effective service of process for any action, suit or proceeding brought against the parties in any such court. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit, controversies or proceeding arising out of this agreement or the transactions contemplated hereby, in the courts of the State of California, County of Orange and/or the United States District Court for the Central District of California (Southern Division), and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient or improper forum.

      4.4 It is the intent of the parties to this Agreement that all disputes referenced in Section 4.1 hereof shall be resolved, to the extent possible, in connection with a single arbitration or judicial proceeding.

5.    CONCERNING THE ESCROW HOLDER

      5.1 SRS shall pay the Escrow Holder its fees for its services hereunder and all out-of-pocket costs and expenses of the escrow, including postage, telephone, courier charges, share certificate transfer fees, wire transfer fees, and all similar expenses relating to all aspects of the escrow.

      5.2 The Escrow Holder may resign and be discharged from its duties hereunder at any time by giving notice of such resignation to SRS and the Shareholders specifying a date (not less than 30 days after the giving of such notice) when such resignation shall take effect. Promptly after such notice, a successor escrow agent shall be appointed by mutual agreement of SRS and the Shareholders, such successor escrow agent to become the Escrow Holder hereunder upon the resignation date specified in such notice. If SRS and the Shareholders are unable to agree upon a successor escrow agent within 30 days after such notice, the Escrow Holder may, at the expense of SRS and the Shareholders, petition a court of competent jurisdiction for the appointment of a successor. The Escrow Holder shall continue to serve until its successor accepts the escrow and receives the Escrow Deposit or until the Escrow Deposit is deposited with a court. SRS and the Shareholders may agree at any time to substitute a new escrow agent by giving notice thereof to the Escrow Holder then acting.

      5.3 The Escrow Holder undertakes to perform only such duties as are specifically set forth herein. The Escrow Holder shall have no responsibility to read, understand or comply with the Stock Purchase Agreement. The Escrow Holder, acting or refraining from acting in good faith, shall not be liable for any mistake of fact or error of judgment by it or for any acts or omissions by it of any kind, unless caused by willful misconduct or gross negligence, and shall be entitled to rely, and shall be protected in doing so, upon (a) any written notice, instrument, or signature believed by it to be genuine and to have been signed or presented by the proper party or parties duly authorized to do so, and
(b) the advice of counsel (which may be of the Escrow Holder's own choosing). The Escrow Holder shall have no responsibility for the contents of any writing submitted to it hereunder and shall be entitled in good faith to rely without any liability upon the contents thereof.

      5.4 SRS and the Shareholders and their respective heirs, assignees and representatives hereby agree to indemnify and hold harmless the Escrow Holder from any and all claims, demands, debts, duties, obligations, acts, costs, expenses, sums of money, suits, dues, actions and/or causes of action of any kind or nature whatsoever which shall for any reason whatsoever be made by any person, entity or organization, as a result of or in any way connected with the Escrow Holder's performance under the terms of this Agreement. This right of indemnification shall survive the termination of this Agreement, and the resignation or removal of the Escrow Holder. The costs and expenses of enforcing this right of indemnification shall also be paid by SRS and the Shareholders.

      5.5 If the Escrow Holder is named in any lawsuit or arbitration for any reason in connection with this Agreement or the Escrow Deposit, then the Escrow Holder is hereby authorized to deposit with the clerk of the court or arbitration tribunal in which such proceeding is pending any or all of the Escrow Deposit held by the Escrow Holder pursuant hereto, or to interplead all interested parties in any court of competent jurisdiction and to deposit with the clerk of such court or arbitration tribunal any or all of the Escrow Deposit that is the subject of such proceeding. Upon its depositing such Escrow Deposit as aforesaid, the Escrow Holder shall be fully released and discharged of any duties or liabilities with respect to such Escrow Deposit so deposited.

6.    APPOINTMENT AND POWERS OF SHAREHOLDERS' REPRESENTATIVE

      6.1 Each of the undersigned Shareholders hereby irrevocably constitutes and appoints Thomas Wah Tong Wan (the "Shareholders' Representative") as his agent and attorney-in-fact, with full power of substitution, with respect to all matters arising in connection with this Agreement, including, but not limited to, the power and authority on behalf of the undersigned to do or cause to be done any of the following things:

            (i) instruct the Escrow Holder on all matters pertaining to the Escrow Deposit and the SRS Stock;

            (ii) otherwise take all actions and do all things necessary or proper, required, contemplated or deemed advisable or desirable by the Shareholders' Representative in his discretion, including the execution and delivery of any documents, and generally act for and in the name of the undersigned with respect to this Agreement and the Escrow Deposit as fully as could the undersigned Shareholders if then personally present and acting.

      6.2 The Shareholders' Representative is hereby empowered to determine, in his sole and absolute discretion, the time or times when, the purposes for which, and the manner in which, any power herein conferred upon the Shareholders' Representative shall be exercised.

      6.3 The Escrow Holder, SRS, any other party to this Agreement and all other persons dealing with the Shareholders' Representative as such may rely and act upon any writing believed in good faith to be signed by the Shareholders' Representative.

      6.4 The Shareholders' Representative shall not receive any compensation for his services rendered hereunder, except that he shall be entitled to cause the Escrow

Holder to pay, from the proceeds payable to the undersigned Shareholders, the undersigned Shareholder's proportionate share of any out-of-pocket expenses incurred under this Agreement.

      6.5 The Shareholders' Representative assumes no responsibility or liability to the undersigned Shareholders or to any other person, other than to deal with the Escrow Deposit or the SRS Stock and any other shares of SRS Stock or other property deposited with the Escrow Holder pursuant to the terms of this Agreement in accordance with the provisions hereof. Each of the undersigned Shareholders hereby agrees to indemnify and hold harmless the Shareholders' Representative and his respective agents, successors, assigns and representatives with respect to any act or omission of or by any of them in connection with any and all matters contemplated by this Agreement except for acts or omissions by reason of willful misfeasance or gross negligence.

7.    MISCELLANEOUS

      7.1 This Agreement will be binding upon, inure to the benefit of, and be enforceable by the respective heirs, beneficiaries, representatives, successors, and assigns of the parties hereto.

      7.2 This Agreement contains the entire understanding of the parties with respect to its subject matter and may be amended only by a written instrument duly exe cuted by all the parties hereto.

      7.3 All notices, claims, requests, demands, and other communications hereunder ("notices") shall be in writing and shall be deemed to have been given if personally delivered or if sent by telecopy or facsimile or mailed by overnight, commercial air courier service or by first class, registered or certified mail, postage prepaid, and properly addressed as follows:

                  If to SRS:

                          SRS Labs, Inc.
                          2909 Daimler Street
                          Santa Ana, California 92705
                          Attention: John AuYeung, Director
                          Tel.: (714) 442-1070
                          Fax: (714) 852-1099
                  with a copy to:

                          Paul, Hastings, Janofsky & Walker LLP
                          695 Town Center Drive, 17th Floor
                          Costa Mesa, California 92626
                          Attention: John F. Della Grotta, Esq.
                          Tel.: (714) 668-6210
                          Fax: (714) 979-1921

                  If to the Shareholders:

                          Thomas Wah Tong Wan, as Shareholders' Representative c/o Valence Technology Inc.
                          Unit 413 4th Floor
                          Hong Kong Industrial Technology Centre
                          72 Tat Chee Avenue
                          Kowloon Tong, Hong Kong
                          Tel.: (852) 2784-2022
                          Fax: (852) 2776-7770

                  with a copy to:

                          Milbank, Tweed, Hadley & McCloy
                          3007 Alexandra House
                          16 Chater Road
                          Hong Kong
                          Tel.: (852) 2971-4803
                          Fax:  (852) 2840-0792
                          Attention:  Douglas Tanner, Esq.

                  If to The Escrow Holder:

                          Harris Trust Company of California
                          601 S. Figueroa Street, Suite 4900
                          Los Angeles, California 90017
                          Tel.:  (213) 239-0675
                          Fax: (213) 239-0631
                          Attention: Escrow Division

            Any party may change its address for purposes of this Article by giving the other parties written notice of the new address in the manner set forth above. Notice will conclusively be deemed to have been given when personally delivered, or if given by mail, on the second day after being sent by an overnight, commercial air courier service or on the fifth day after being sent by first class, registered or certified mail, or if given by telecopy or facsimile machine, when confirmation of transmission is indicated by the sender's telecopy or facsimile machine.

      7.4 This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware without regard to its conflict of laws principles.

      7.5 This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      7.6 This Agreement shall remain in full force and effect until the Escrow Holder has delivered all the Escrow Deposit in its possession in accordance with the terms hereof.

      7.7 Article headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.


            IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of SRS and the Escrow Holder, and by the Shareholders, as of the date first above written.


                                   "SRS"

                                         SRS LABS, INC.


                                         By:  /s/ THOMAS C.K. YUEN
                                            ------------------------------------
                                              Thomas C.K. Yuen
                                              Chairman of the Board and Chief
                                              Executive Officer

                                   "SHAREHOLDERS"

                                         THOMROSE HOLDINGS (BVI) LIMITED


                                         By:  /s/ THOMAS WAH TONG WAN
                                            ------------------------------------
                                              Thomas Wah Tong Wan
                                              Director


                                         CAPE SPENCER INTERNATIONAL
                                         LIMITED


                                         By:  /s/ WONG YIN BUN
                                            ------------------------------------
                                              Wong Yin Bun
                                              Director


                                         RAYFA (BVI) LIMITED


                                         By:  /s/ CHOI YAT MING
                                            ------------------------------------
                                              Choi Yat Ming
                                              Director





                                   "ESCROW HOLDER"

                                         HARRIS TRUST COMPANY OF
                                         CALIFORNIA


                                         By:  /s/ JOHN CASTELLANOS
                                            ------------------------------------

                                         Title: ASSISTANT VICE PRESIDENT
                                               ---------------------------------

                                   "SHAREHOLDERS' REPRESENTATIVE"

                                           /s/ THOMAS WAH TONG WAN
                                         ---------------------------------------
                                         Thomas Wah Tong Wan

                                            No. of Shares
                                             of SRS Stock
Name of Shareholder                        Being Deposited
-------------------                        ---------------


Thomrose Holdings (BVI) Limited                496,600


Case Spencer International Limited             209,245


Rayfa (BVI) Limited                            470,582





                                   SCHEDULE A